                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-109393


       PROSPECTUS SUPPLEMENT
                                          (TO PROSPECTUS DATED OCTOBER 22, 2003)

                                5,300,000 SHARES

                                [LEXINGTON LOGO]

                      LEXINGTON CORPORATE PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST

--------------------------------------------------------------------------------

We are offering 5,300,000 common shares of beneficial interest. Our common shares are traded on the New York Stock Exchange under the symbol "LXP". On October 28, 2003, the last reported sale price of our common shares on the New York Stock Exchange was $19.75 per share.

--------------------------------------------------------------------------------

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-4 OF THIS PROSPECTUS SUPPLEMENT.

The underwriter has agreed to purchase the 5,300,000 common shares offered by this prospectus supplement at a price of $18.98 per share, resulting in aggregate proceeds to us, before deducting transaction costs payable by us, of $100,594,000.

The underwriter proposes to offer the common shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The common shares may be offered by the underwriter to purchasers directly, through agents or through brokerage transactions on the New York Stock Exchange or to dealers in negotiated transactions.

We have granted the underwriter a 30-day option to purchase up to an additional 795,000 common shares to cover over-allotments, if any, at a price of $18.98 per share less the amount of any distributions declared or paid by us on the 5,300,000 common shares initially purchased by the underwriter (unless the underwriter exercises and closes the purchase of any part of its over-allotment option on October 31, 2003, in which event the price for those shares will be $18.98 per share).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Delivery of the common shares will be made on or about October 31, 2003.

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                              WACHOVIA SECURITIES
          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 28, 2003.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

About This Prospectus Supplement............................  S-ii
Cautionary Statements Concerning Forward-Looking
  Information...............................................  S-ii
Prospectus Supplement Summary...............................   S-1
The Offering................................................   S-3
Risk Factors................................................   S-4
Use Of Proceeds.............................................  S-13
Description Of Common Shares................................  S-14
Restrictions On Transfers Of Capital Shares And
  Anti-Takeover Provisions..................................  S-14
Distribution Policy.........................................  S-14
Price Range Of Our Common Shares And Distribution History...  S-14
Federal Income Tax Considerations...........................  S-15
Underwriting................................................  S-26
Legal Matters...............................................  S-28
Experts.....................................................  S-28
Available Information.......................................  S-28
Incorporation Of Information We File With The SEC...........  S-28

                         PROSPECTUS
Cautionary Statements Concerning Forward-Looking
  Information...............................................     i
About This Prospectus.......................................     i
Our Company.................................................     1
Description Of Our Common Shares............................     2
Description Of Our Preferred Shares.........................     4
Description Of Our Debt Securities..........................     8
Restrictions On Transfers Of Capital Stock And Anti-Takeover
  Provisions................................................    20
Use Of Proceeds.............................................    23
Plan of Distribution........................................    23
Ratios of Earnings to Combined Fixed Charges and Preferred
  Share Dividends...........................................    24
Experts.....................................................    24
Legal Matters...............................................    25
Where You Can Find More Information.........................    25
Incorporation Of Certain Documents By Reference.............    25

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT
AND THE ACCOMPANYING PROSPECTUS. NEITHER WE NOR THE UNDERWRITER HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WHEN YOU MAKE A DECISION ABOUT WHETHER TO INVEST IN OUR COMMON SHARES, YOU SHOULD NOT RELY UPON ANY INFORMATION OTHER THAN THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT OR AS OF ANY DATE SPECIFICALLY INDICATED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AS APPLICABLE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE COMMON SHARES IN ANY CIRCUMSTANCES UNDER WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL OR IN ANY STATE WHERE SUCH OFFER OR SOLICITATION IS NOT PERMITTED.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     All references to "we," "our" and "us" in this prospectus supplement means Lexington Corporate Properties Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term "you" refers to a prospective investor.

     When used in this prospectus supplement, the phrase "funds from operations," or FFO, which is a commonly used measurement of the performance of an equity real estate investment trust, or REIT, as defined by the National Association of Real Estate Investment Trusts, Inc., is net income (or loss) computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

     We have filed with the Securities and Exchange Commission, and the Securities and Exchange Commission has declared effective, a Registration Statement on Form S-3, of which the accompanying prospectus forms a part, under the Securities Act of 1933, as amended. As permitted by the rules and regulations of the Securities and Exchange Commission, and as stated in the accompanying prospectus, this prospectus supplement sets forth the specific terms of the common shares being offered and updates certain information included in the accompanying prospectus. TO THE EXTENT THAT ANY SUBJECT MATTER IS ADDRESSED IN BOTH THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT SUPERSEDES THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

     Certain information included or incorporated by reference in this prospectus supplement and the accompanying prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate market specifically, adverse developments with respect to our tenants, legislative/regulatory changes including changes to laws governing the taxation of REITs, availability of debt and equity capital, changes in interest rates, competition, supply and demand for properties in our current and proposed market areas, policies and guidelines applicable to REITs and the other factors described under the heading "Risk Factors" beginning on page S-4 of this prospectus supplement. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our common shares, you should read this entire prospectus supplement and the accompanying prospectus carefully, especially "Risk Factors" beginning on page S-4 of this prospectus supplement and "Available Information" on page S-28 of this prospectus supplement, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as provided in "Incorporation of Information We File With the SEC" on page S-28 of this prospectus supplement, before making an investment decision. Unless otherwise indicated, all financial and property information is presented as of September 30, 2003.

THE COMPANY

     We are a self-managed and self-administered real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Maryland. Our common shares are traded on the New York Stock Exchange under the symbol "LXP". Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. Substantially all of our properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and cost increases for real estate taxes, utilities, insurance and ordinary repairs and maintenance. As of September 30, 2003, we had ownership interests in 108 properties, located in 31 states and containing an aggregate of approximately 20.6 million net rentable square feet of space. Thirteen of these properties, containing approximately 4.7 million net rentable square feet of space, were held through joint ventures with third parties. Approximately 99.5% of the net rentable square feet was leased.

     We grow our portfolio primarily by acquiring properties from corporations and other entities in sale-leaseback transactions and from developers of newly-constructed properties built to suit the needs of a corporate tenant. We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that this diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type. As part of our ongoing efforts, we expect to continue to effect portfolio and individual property acquisitions and dispositions, expand existing properties, attract investment grade quality tenants, extend lease maturities in advance of expiration and refinance outstanding indebtedness when advisable. Additionally, we enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities.

     Our principal executive offices are located at 355 Lexington Avenue, New York, New York 10017, our telephone number is (212) 692-7260 and our Internet address is http://www.lxp.com. None of the information on our website that is not otherwise expressly set forth in or incorporated by reference in this prospectus supplement or the accompanying base prospectus is a part of this prospectus.

RECENT DEVELOPMENTS

     LEXINGTON/LION JOINT VENTURE. On October 1, 2003, we entered into a joint venture agreement with Clarion Lion Properties Fund, LLC. The joint venture ("Lexington/Lion") will acquire single tenant office, industrial and retail properties net leased to primarily non-investment grade single tenant users. We and Clarion Lion Properties Fund, LLC will make equity contributions of $30.0 million and $70.0 million, respectively. Property acquisitions will be additionally funded through the use of up to $150.0 million in non-recourse mortgage debt.

     REVOLVING CREDIT FACILITY. In August 2003, we expanded our unsecured revolving credit facility to $100.0 million from $60.0 million. Borrowings under this facility bear interest at LIBOR plus 150-250 basis points depending on the amount of properties held free and clear of mortgage debt.

PROPERTY ACQUISITIONS (SUBSEQUENT TO JUNE 30, 2003)

     We purchased an office property in Dubuque, Iowa for $11.4 million, which is net leased to McGraw-Hill, Inc. through June 2017. The lease provides for average annual rents of $1.2 million. The purchase price was partially funded through a $7.4 million, non-recourse mortgage which bears interest at 4.89%, provides for annual debt service of $0.5 million and matures August 2008 when a balloon payment of $6.6 million is due.

     We purchased an office property in Greenville, South Carolina for $21.7 million, which is net leased to Cellco Partnership (d/b/a Verizon Wireless) through January 2012. The lease provides for average annual rents of $2.0 million. The purchase price was partially funded through a $14.0 million, non-recourse mortgage which bears interest at 4.415%, provides for annual debt service of $0.8 million and matures January 2012 when a balloon payment of $11.8 million is due.

     We purchased an office property in Malvern, Pennsylvania for $22.4 million, which is net leased to Ikon Office Solutions, Inc. through September 2013. The lease provides for average annual rents of $2.0 million. The purchase price was satisfied entirely with cash.

     We purchased an industrial property in Plymouth, Michigan for $20.7 million, which is net leased to Tower Automotive Products Company through October 2012. The lease provides for average annual rents of $1.9 million. The purchase price was partially funded through a $12.9 million non-recourse mortgage which bears interest at 6.22%, provides for annual debt service of $1.0 million and matures December 2012 when a balloon payment of $10.0 million is due.

     We purchased an office property in Temple, Texas for $15.3 million, which is net leased to Nextel of Texas, Inc. and guaranteed by Nextel Finance Company through January 2016. The lease provides for average annual rents of $1.6 million. The purchase price was satisfied through borrowings under our unsecured revolving credit facility.

     We purchased an office property in Bremerton, Washington for $11.3 million, which is net leased to Nextel West Corp. and guaranteed by Nextel Finance Company through May 2016. The lease provides for average annual rents of $1.1 million. The purchase price was satisfied through borrowings under our unsecured revolving credit facility.

     We purchased an office property in Novato, California for $39.5 million, which is net leased to Greenpoint Mortgage Funding through July 2011. The lease provides for average annual rents of $3.9 million. The property was contributed by us to Lexington/Lion. Lexington/Lion obtained a $22.9 million non-recourse mortgage which bears interest at 5.75%, provides for annual debt service of $1.6 million and matures in July 2011 when a balloon payment of $20.3 million is due. The proceeds from the non-recourse mortgage were distributed to us.

     Lexington/Lion purchased an industrial property in Logan Township, New Jersey for $12.8 million, which is net leased to Linens-n-Things, Inc. through January 2009. The lease provides for average annual rents of $1.3 million. The property was purchased from Clarion Lion Properties Fund, LLC. This property is unencumbered.

                                  THE OFFERING

Common Shares offered by
Lexington Corporate Properties
Trust.........................   5,300,000 shares

Common Shares to be
outstanding after the
offering......................   40,547,875 shares(1)

Use of Proceeds...............   We intend to use the net proceeds of this
                                 offering, which are estimated to be
                                 approximately $100.4 million after deducting offering expenses payable by us, (i) to repay indebtedness, (ii) to fund future acquisitions, and (iii) for general business purposes. See
                                 "Use of Proceeds" on page S-13 of this
                                 prospectus supplement.

Risk Factors..................   See "Risk Factors" beginning on page S-4 of
                                 this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common shares.

New York Stock Exchange
Symbol........................   LXP
---------------

(1) Does not include (a) 795,000 common shares issuable upon exercise by the underwriter of its over-allotment option in full, and (b) an aggregate of approximately 5,730,433 common shares issuable, as of the date of this prospectus supplement, upon (i) the exchange of all outstanding units of limited partnership interests in our operating partnership subsidiaries (approximately 5,198,691 common shares) and (ii) the exercise of outstanding options (including unvested options) under our equity-based award plans (531,742 common shares).

                                  RISK FACTORS

     In evaluating an investment in our common shares, you should carefully consider the following factors, in addition to other information set forth or incorporated by reference in this prospectus supplement or in the accompanying prospectus. See "Incorporation of Information We File With the SEC" on page S-28 of this prospectus supplement.

     RISKS INVOLVED IN SINGLE TENANT LEASES. We focus our acquisition activities on real properties that are net leased to single tenants. Therefore, the financial failure of, or other default by, a single tenant resulting in the termination of a lease is likely to cause a significant reduction in the operating cash flow generated by the property leased to that tenant and might decrease the value of that property.

     DEPENDENCE ON MAJOR TENANTS. Revenues from several of our tenants and/or their guarantors constitute a significant percentage of our rental revenues. As of September 30, 2003, our fifteen largest tenants/guarantors, which occupied 30 properties, represented $44.7 million, or 46.9%, of our rental revenue for the nine months ended September 30, 2003, including our proportionate share of rental revenue from non-consolidated entities and rental revenue recognized from properties sold through date of sale. The default, financial distress or bankruptcy of any of the tenants of these properties could cause interruptions in the receipt of lease revenues from these tenants and/or result in vacancies, which would reduce our revenues and increase operating costs until the affected property is re-let, and could decrease the ultimate sales value of that property. Upon the expiration or other termination of the leases that are currently in place with respect to these properties, we may not be able to re-lease the vacant property at a comparable lease rate or without incurring additional expenditures in connection with the re-leasing.

     Kmart Corporation, our largest tenant based upon rental revenues, filed for Chapter 11 bankruptcy protection on January 22, 2002. On April 23, 2003, Kmart's plan of reorganization was approved by the bankruptcy court, and on May 6, 2003, Kmart emerged from bankruptcy and affirmed our lease. Kmart leases a 1.7 million square foot distribution facility in Warren, Ohio. We have no retail properties leased to Kmart. The Kmart lease expires on September 30, 2007. Annual net cash rents are currently $9.4 million and annual net rents on a straight-line basis are $8.9 million. Net GAAP rents from Kmart for the nine months ended September 30, 2003 represented approximately 7.0% of our rental revenue for that period, including our proportionate share of rental revenue from non-consolidated entities and rental revenue recognized from properties sold through date of sale. As of September 30, 2003, Kmart has prepaid $0.7 million in rent and we have $1.7 million in straight-line rents receivable.

     The Kmart facility is subject to a 7% imputed interest rate non-recourse mortgage note with an outstanding balance of $21.2 million as of the date of this prospectus supplement, which fully amortizes by maturity on October 1, 2007. Annual debt service on the non-recourse first mortgage note is $6.2 million. The property is also subject to an interest-only second mortgage loan, which is a recourse obligation to us and matures October 1, 2007, with a variable interest rate of 90-day LIBOR plus 3.75% and an outstanding principal balance of $12.5 million as of the date of this prospectus supplement.

     There can be no assurance that Kmart will not experience further financial difficulties in the future. If Kmart were to experience further financial difficulties in the future, it may determine to again file for bankruptcy protection and reject our lease, which would result in a significant decrease in our rental revenue, funds from operations and funds available for distribution to shareholders, if we are unable to re-lease the property promptly or if any new rental rates are significantly lower than Kmart's current rent. We would also risk loss of the property to lender foreclosure in the event we do not continue to make all required debt service payments with respect to the mortgage debt on the property. In addition, a default by us on the first mortgage would also be considered a default of the second mortgage whereby the entire $12.5 million second mortgage plus a 3% prepayment penalty would be immediately payable to the lender. The prepayment penalty decreases yearly by 1% each March 8th until March 8, 2006, after which no prepayment penalty would be due.

     LEVERAGE. We have incurred, and expect to continue to incur, indebtedness (secured and unsecured) in furtherance of our activities. Neither our declaration of trust nor any policy statement formally adopted by our board of trustees limits either the total amount of indebtedness or the specified percentage of indebtedness that we may incur. Accordingly, we could become more highly leveraged, resulting in increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions. Our current unsecured revolving credit facility contains various covenants which limit the amount of secured, unsecured and variable-rate indebtedness we may incur.

     RISKS RELATING TO INTEREST RATE INCREASES. We have exposure to market risks relating to increases in interest rates due to our variable-rate debt. An increase in interest rates may increase our costs of borrowing on existing variable-rate indebtedness, leading to a reduction in our net income. Specifically, as of September 30, 2003, we had $21.5 million in outstanding borrowings under our $100.0 million unsecured revolving credit facility and an additional $46.1 million in variable-rate indebtedness.

     As of September 30, 2003, our consolidated variable-rate indebtedness represented 13.6% of total mortgages and notes payable and had a weighted average interest rate of 3.5%. The level of our variable-rate indebtedness, along with the interest rate associated with such variable-rate indebtedness, may change in the future and materially affect our interest costs and net income.

     In addition, our interest costs on our fixed-rate indebtedness can increase if we are required to refinance our fixed-rate indebtedness at maturity at higher interest rates.

     RISKS ASSOCIATED WITH REFINANCING. A significant number of our properties are subject to mortgage notes with balloon payments due at maturity. As of September 30, 2003, the scheduled balloon payments, including those to be made by non-consolidated entities and balances due on our unsecured revolving credit facility, for the next five calendar years are as follows:

     - 2003-$0;

     - 2004-$14.5 million;

     - 2005-$16.5 million;

     - 2006-$21.5 million; and

     - 2007-$12.5 million.

     Our ability to make the scheduled balloon payments will depend upon the amount available under our unsecured revolving credit facility and our ability either to refinance the related mortgage debt or to sell the related property. Our ability to accomplish these goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, available mortgage rates, the lease terms of the mortgaged properties, our equity in the mortgaged properties, our financial condition, the operating history of the mortgaged properties and tax laws.

     UNCERTAINTIES RELATING TO LEASE RENEWALS AND RE-LETTING OF SPACE. Upon the expiration of current leases for space located in our properties, we may not be able to re-let all or a portion of that space, or the terms of re-letting (including the cost of concessions to tenants) may be less favorable to us than current lease terms. If we are unable to re-let promptly all or a substantial portion of the space located in our properties or if the rental rates we receive upon re-letting are significantly lower than current rates, our net income and ability to make expected distributions to our shareholders will be adversely affected due to the resulting reduction in rent receipts and increase in our property operating costs. There can be no assurance that we will be able to retain tenants in any of our properties upon the expiration of their leases. As of the date of this prospectus supplement, our scheduled lease maturities for the next five years are as follows:

                                                          CURRENT
                                                 NUMBER   ANNUAL    PERCENTAGE
                                                   OF      RENT      OF TOTAL
LEASES MATURING IN:                              LEASES   ($000)    ANNUAL RENT
-------------------                              ------   -------   -----------
2003...........................................     1(1)  $ 1,742       1.3%
2004...........................................     3       1,652       1.2
2005...........................................     7       8,074       5.8
2006...........................................    14      14,142      10.2
2007...........................................     9      16,546      12.0
                                                   --     -------      ----
  Total........................................    34     $42,156      30.5%
                                                   ==     =======      ====

---------------

(1) Bank One, Arizona, N.A. has informed us that they will not be re-leasing our property in Phoenix, Arizona when the lease expires in November 2003. As of the date of this prospectus supplement, we have not found a new tenant for the property.

     DEFAULTS ON CROSS-COLLATERALIZED PROPERTIES. As of the date of this prospectus supplement, the mortgages on two of our properties, in Canton, Ohio and Spartansburg, South Carolina, are cross-collateralized. To the extent that any of our properties are cross-collateralized, any default by us under the mortgage note relating to one property will result in a default under the financing arrangements relating to any other property that also provides security for that mortgage note.

     POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS. Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, as an owner of real property, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under our property, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and penalties and damages for injuries to persons and adjacent property). These laws may impose liability without regard to whether we knew of, or were responsible for, the presence or disposal of those substances. This liability may be imposed on us in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and our liability therefor could exceed the value of the property and/or our aggregate assets. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect our ability to sell or rent that property or to borrow using that property as collateral, which, in turn, would reduce our revenues and ability to make distributions.

     A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties. Although our tenants are primarily responsible for any environmental damages and claims related to the leased premises, in the event of the bankruptcy or inability of any of our tenants to satisfy any obligations with respect to the property leased to that tenant, we may be required to satisfy such obligations. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

     From time to time, in connection with the conduct of our business, and prior to the acquisition of any property from a third party or as required by our financing sources, we authorize the preparation of Phase I environmental reports and, when necessary, Phase II environmental reports, with respect to our properties. Based upon these environmental reports and our ongoing review of our properties, as of the date of this prospectus supplement, we are not aware of any environmental condition with respect to any of our properties that we believe would be reasonably likely to have a material adverse effect on us. There can be no assurance, however, that the environmental reports will reveal all environmental conditions at our properties or that the following will not expose us to material liability in the future:

     - the discovery of previously unknown environmental conditions;

     - changes in law;

     - activities of tenants; or

     - activities relating to properties in the vicinity of our properties.

     Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which could adversely affect our financial condition or results of operations.

     UNINSURED LOSS. We carry comprehensive liability, fire, extended coverage and rent loss insurance on most of our properties, with policy specifications and insured limits customarily carried for similar properties. However, with respect to those properties where the leases do not provide for abatement of rent under any circumstances, we generally do not maintain rent loss insurance. In addition, there are certain types of losses, such as losses resulting from wars, terrorism or acts of God that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

     RISKS RELATING TO TERRORISM. Future terrorist attacks such as those which occurred in New York City, Pennsylvania and Washington, D.C. on September 11, 2001, and military conflicts such as the military actions taken by the United States and its allies in Afghanistan and Iraq, could have a material adverse effect on general economic conditions, consumer confidence and market liquidity. Among other things, it is possible that interest rates may be affected by these events. An increase in interest rates may increase our costs of borrowing on existing variable-rate indebtedness, leading to a reduction in our net income. These types of terrorist acts could also result in significant damages to, or loss of, our properties.

     We and our tenants may be unable to obtain adequate insurance coverage on acceptable economic terms for losses resulting from acts of terrorism. Our lenders may require that we carry terrorism insurance even if we do not believe this insurance is necessary or cost effective. We may also be prohibited under the applicable lease from passing all or a portion of the cost of such insurance through to the tenant. Should an act of terrorism result in an uninsured loss or a loss in excess of insured limits, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

     COMPETITION. There are numerous commercial developers, real estate companies, financial institutions and other investors with greater financial resources than we have that compete with us in seeking properties for acquisition and tenants who will lease space in our properties. Due to our focus on net-lease properties located throughout the United States, and because most competitors are locally and/or regionally focused, we do not encounter the same competitors in each region of the United States. Our competitors include other REITs, financial institutions, insurance companies, pension funds, private companies and individuals. This competition may result in a higher cost for properties that we wish to purchase.

     FAILURE TO QUALIFY AS A REIT. We believe that we have met the requirements for qualification as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 1993, and we intend to continue to meet these requirements in the future. However, qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, for which there are only limited judicial or administrative interpretations. No assurance can be given that we have qualified or will remain qualified as a REIT. The Code provisions and income tax regulations applicable to REITs are more complex than those applicable to corporations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements for qualification as a REIT or the federal income tax consequences of such qualification. If we do not qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our net taxable income. In addition, our income would be subject to tax at the regular corporate rates. We also could be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Cash available for distribution to our shareholders would be significantly reduced for each year in which we do not qualify as a REIT. In that event, we would not be required to continue to make distributions. Although we currently intend to continue to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us, without the consent of the shareholders, to revoke the REIT election or to otherwise take action that would result in disqualification.

     DISTRIBUTION REQUIREMENTS IMPOSED BY LAW LIMIT OUR FLEXIBILITY. To maintain our status as a REIT for federal income tax purposes, we are generally required to distribute to our shareholders at least 90% of our taxable income for that calendar year. Our taxable income is determined without regard to any deduction for dividends paid and by excluding net capital gains. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year and (iii) 100% of our undistributed taxable income from prior years. We intend to continue to make distributions to our shareholders to comply with the distribution requirements of the Code and to reduce exposure to federal income and nondeductible excise taxes. Differences in timing between the receipt of income and the payment of expenses in determining our income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis in order to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

     INTEREST RATE FLUCTUATIONS. It is likely that the public valuation of our common shares will be based primarily on the earnings that we derive from rental income with respect to our properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common shares. For instance, if interest rates rise, it is likely that the market price of our common shares will decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise.

     INABILITY TO CARRY OUT GROWTH STRATEGY. Our growth strategy is based on the acquisition and development of additional properties, including acquisitions through co-investment programs such as joint ventures. In the context of our business plan, "development" generally means an expansion or renovation of an existing property or the acquisition of a newly constructed property. We typically provide a developer with a commitment to acquire a property upon completion of construction. Our plan to grow through the acquisition and development of new properties could be adversely affected by trends in the real estate and financing businesses. The consummation of any future acquisitions will be subject to satisfactory completion of our extensive valuation analysis and due diligence review and to the negotiation of definitive documentation. We cannot be sure that we will be able to implement our strategy because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. If we are unable to carry out our strategy, our financial condition and results of operations could be adversely affected.

     Acquisitions of additional properties entail the risk that investments will fail to perform in accordance with expectations, including operating and leasing expectations. Redevelopment and new project development are subject to numerous risks, including risks of construction delays, cost overruns or force majeure that may increase project costs, new project commencement risks such as the receipt of zoning, occupancy and other required governmental approvals and permits, and the incurrence of development costs in connection with projects that are not pursued to completion.

     We anticipate that some of our acquisitions and developments will be financed using the proceeds of periodic equity or debt offerings, lines of credit or other forms of secured or unsecured financing that will result in a risk that permanent financing for newly acquired projects might not be available or would be available only on disadvantageous terms. If permanent debt or equity financing is not available on acceptable terms to refinance acquisitions undertaken without permanent financing, further acquisitions may be curtailed or cash available for distribution may be adversely affected.

     DILUTION OF COMMON SHARES. Our future growth will depend in part on our ability to raise additional capital. If we raise additional capital through the issuance of equity securities, the interests of holders of our common shares, including the common shares being offered by this prospectus supplement, could be diluted. Likewise, our board of trustees is authorized to cause us to issue preferred shares in one or more series, the holders of which would be entitled to dividends and voting and other rights as our board of trustees determines, and which could be senior to our common shares. Accordingly, an issuance by us of preferred shares could be dilutive to or otherwise adversely affect the interests of holders of our common shares.

     OWNERSHIP LIMITATIONS. For us to qualify as a REIT for federal income tax purposes, among other requirements, not more than 50% of the value of our capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined for federal income tax purposes to include certain entities) during the last half of each taxable year after 1993, and such capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). Our declaration of trust includes certain restrictions regarding transfers of our capital shares and ownership limits that are intended to assist us in satisfying these limitations. These restrictions and limits may not be adequate in all cases, however, to prevent the transfer of our capital shares in violation of the ownership limitations. The ownership limit discussed above may have the effect of delaying, deferring or preventing someone from taking control of our company, even though a change of control could involve a premium price for your common shares or otherwise be in your best interest.

     RESTRICTIONS ON A POTENTIAL CHANGE OF CONTROL. Our board of trustees is authorized by our declaration of trust to establish and issue one or more series of preferred shares without shareholder approval. As of the date of this prospectus supplement, we have only one series of preferred shares outstanding which is the Series B Preferred Shares we issued in June 2003. The establishment and issuance of shares of our existing preferred shares or a future series of preferred shares could make more difficult a change of control of our company.

     In addition, we have entered into employment agreements with seven of our executive officers which provide that, upon the occurrence of a change in control of our company (including a change in ownership of more than fifty percent of the total combined voting power of our outstanding securities, the sale of all or substantially all of our assets, dissolution of our company, the acquisition, except from us, of 20% or more of our voting shares or a change in the majority of our board of trustees), those executive officers would be entitled to severance benefits based on their current annual base salaries and recent annual bonuses, as defined in the employment agreements. The provisions of these agreements could deter a change of control.

     CONCENTRATION OF OWNERSHIP BY CERTAIN INVESTORS. As of the date of this prospectus supplement, E. Robert Roskind, the chairman of our board of trustees, owned or controlled (including through trusts with respect to which he is a beneficiary) 553,755 common shares, 1,536,848 operating partnership units which are convertible into common shares, and options (including unvested options) to purchase 42,500 common shares, representing 5.79% of our fully-diluted outstanding voting securities.

     In 1999, we entered into a joint venture agreement with The Comptroller of the State of New York as trustee of The Common Retirement Fund, or "CRF", to acquire properties in an aggregate amount of up to approximately $400 million. As of the date of this prospectus supplement, this joint venture has made investments in eleven properties for $363.8 million. We have a 33 1/3% equity interest in this joint venture. In December 2001, we formed a second joint venture with CRF to acquire additional properties in an aggregate amount of up to $560 million. We have a 25% equity interest in this joint venture. To date, this joint venture has made no investments. Under these joint venture agreements, CRF has the right to sell its equity position in the joint ventures to us, although as of the date of this prospectus supplement, this right is only effective with respect to the first joint venture. In the event CRF exercises its right to sell its equity interest in either joint venture to us, we may, at our option, either issue our common shares to CRF for the fair market value of CRF's equity position or pay cash to CRF equal to 110% of the fair market value of CRF's equity position. The per common share value of shares issued for CRF's equity position will be the greater of (i) the price of our common shares on the closing date of the purchase, (ii) our funds from operations per share (as defined) multiplied by 8.5 or (iii) $13.40 for properties in the first joint venture, and $15.20 for properties in the second joint venture. We have the right to not accept any property in the joint ventures (thereby reducing the fair market value of CRF's equity position) that does not meet certain underwriting criteria. In addition, the joint venture agreements contain a mutual buy-sell provision in which either CRF or we can force the sale of any property.

     In October 2003, we entered into a joint venture agreement with Clarion Lion Properties Fund, LLC, or "Clarion", to acquire properties in an aggregate amount of up to approximately $250 million. As of the date of this prospectus supplement, this joint venture owns two properties containing 387,244 net rentable square feet of space. We have a 30% equity interest in this joint venture. Under the joint venture agreement, Clarion has the right to sell its equity position in the joint venture to us, although as of the date of this prospectus supplement, such right is not effective. In the event Clarion exercises its right to sell its equity interest in the joint venture to us, we may, at our option, either issue our common shares to Clarion for the fair market value of Clarion's equity position or pay cash to Clarion equal to 100% of the fair market value of Clarion's equity position. The per common share value of shares issued for Clarion's equity position will be the greater of (i) the price of our common shares on the closing date of the purchase, (ii) our funds from operations per share (as defined) multiplied by 9.5 or (iii) $19.00. We have the right not to accept any property in the joint venture (thereby reducing the fair market value of Clarion's equity position) that does not meet certain underwriting criteria. In addition, the joint venture agreement contains a mutual buy-sell provision in which either Clarion or we can force the sale of any property.

     A significant concentration of ownership may allow an investor to exert a greater influence over our management and affairs, and may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids for our common shares at a premium over the market price and may adversely affect the market price of our common shares.

     LIMITED CONTROL OVER JOINT VENTURE INVESTMENTS. Our joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our co-venturer might, at any time, become bankrupt, have different interests or goals than we do, or take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither we nor a co-venturer would have full control over the joint venture. Also, there is no limitation under our organizational documents as to the amount of funds that may be invested in joint ventures. Our credit facility restricts the amount of capital that we can invest in joint ventures.

     Under the terms of our joint venture with CRF, we are required to first offer to the joint venture all of our opportunities to acquire office and industrial properties requiring a minimum investment of $10 million which are net leased primarily to investment grade tenants for a minimum term of ten years, are available for immediate delivery and satisfy other specified investment criteria. Only if CRF elects not to approve the joint venture's pursuit of an acquisition opportunity may we pursue the opportunity directly. As a result, we may not be able to make attractive acquisitions directly and may only receive a minority interest in such acquisitions through our minority interest in this joint venture.

     Under the terms of our joint venture with Clarion, we are required to first offer to the joint venture all of our opportunities to acquire office and industrial properties requiring a minimum investment of $15.0 million to $40.0 million which are net leased primarily to non-investment grade tenants for a minimum term of at least five years, are available for immediate delivery and satisfy other specified investment criteria. Only if Clarion elects not to approve the joint venture's pursuit of an acquisition opportunity may we pursue the opportunity directly. As a result, we may not be able to make attractive acquisitions directly and may only receive a minority interest in such acquisitions through our minority interest in this joint venture.

     CONFLICTS OF INTEREST WITH RESPECT TO SALES AND REFINANCINGS. Two of our trustees and officers own units of limited partnership interest in our operating partnerships and, as a result, may face different and more adverse tax consequences than you will if we sell our properties or reduce our mortgage indebtedness on our properties. Those individuals may, therefore, have different objectives than you regarding the appropriate pricing and timing of any sale of such properties or reduction of mortgage debt. Accordingly, there may be instances in which we may not sell a property or pay down the debt on a property even though doing so would be advantageous to you.

     LIMITATIONS ON SALE OF CERTAIN PROPERTIES. We have agreed with the seller of one of our properties not to sell the property for a period of time in a taxable transaction, subject to certain exceptions. We may enter into similar agreements in connection with future property acquisitions. These agreements generally provide that we may dispose of these properties in transactions that qualify as tax-free exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended. Therefore, we may be precluded from selling these properties other than in transactions that would qualify as tax-free exchanges for federal income tax purposes, even if it would be in your best interest to do so. This restriction expires on January 1, 2004. As of September 30, 2003, the net book value of this property approximated $5.2 million.

     OUR ABILITY TO CHANGE OUR PORTFOLIO IS LIMITED BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID. Equity investments in real estate are relatively illiquid and, therefore, our ability to change our portfolio promptly in response to changed conditions will be limited. Our board of trustees may establish investment criteria or limitations as it deems appropriate, but currently does not limit the number of properties in which we may seek to invest or on the concentration of investments in any one geographic region. We could change our investment, disposition and financing policies without a vote of our shareholders.

     OUR BOARD OF TRUSTEES MAY CHANGE OUR INVESTMENT POLICY WITHOUT SHAREHOLDERS' APPROVAL. Subject to our fundamental investment policy to maintain our qualification as a REIT, our board of trustees will determine our investment and financing policies, our growth strategy and our debt, capitalization, distribution, acquisition, disposition and operating policies. Although our board of trustees has no present intention to revise or amend these strategies and policies, it may do so at any time without a vote by our shareholders. Accordingly, our shareholders' control over changes in our strategies and policies is limited to the election of trustees, and changes made by our board of trustees may not serve the interests of our shareholders and could adversely affect our financial condition or results of operations, including our ability to distribute cash to shareholders or qualify as a REIT.

     LIMITS ON OWNERSHIP OF OUR CAPITAL SHARES. Actual or constructive ownership of our capital shares in excess of the share ownership limits contained in our declaration of trust would cause the violative transfer or ownership to be void or cause the shares to be transferred to a charitable trust and then sold to a person or entity who can own the shares without violating these limits. As a result, if a violative transfer were made, the recipient of the shares would not acquire any economic or voting rights attributable to the transferred shares. Additionally, the constructive ownership rules for these limits are complex and groups of related individuals or entities may be deemed a single owner and consequently in violation of the share ownership limits. We recommend that you read "Description of Common Shares -- Restrictions on Ownership," "Description of Preferred Shares -- Restrictions on Ownership" and "Restrictions on Transfers of Capital Stock and Anti-Takeover
Provisions -- Restrictions Relating to REIT

Status" on pages 3, 6 and 20, respectively, of the accompanying prospectus for a detailed description of the share ownership limits.

     ADVERSE LEGISLATIVE OR REGULATORY TAX CHANGES. At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. Recently enacted legislation reduces individual tax rates applicable to certain corporate dividends. REIT dividends generally would not be eligible for reduced rates because a REIT's income generally is not subject to corporate level tax. As a result, investment in non-REIT corporations may be relatively more attractive than investment in REITs. This could adversely affect the market price of our shares.

                                USE OF PROCEEDS

     We expect that the net proceeds from this offering will be approximately $100.4 million, after deducting offering expenses payable by us and assuming the underwriter does not exercise its over-allotment option to purchase up to an additional 795,000 of our common shares. We intend to use the net proceeds (i) to repay indebtedness (including $17.0 million outstanding on our unsecured revolving credit facility as of the date of this prospectus supplement which bears interest at the rate of 4.0% and has a maturity date of August 2006), (ii) to fund future acquisitions, and (iii) for general business purposes.

                          DESCRIPTION OF COMMON SHARES

     For a summary of the material terms and provisions of our common shares, see "Description of Our Common Shares" beginning on page 2 of the accompanying prospectus.

                  RESTRICTIONS ON TRANSFERS OF CAPITAL SHARES
                          AND ANTI-TAKEOVER PROVISIONS

     For a summary of other restrictions on transfers of our capital shares, see "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions" beginning on page 20 of the accompanying prospectus.

                              DISTRIBUTION POLICY

     We pay distributions to our shareholders on a quarterly basis if, as and when declared by our board of trustees. In order to maintain our status as a REIT, we are generally required to distribute annually to our shareholders at least 90% of our REIT taxable income (determined as provided in the Internal Revenue Code of 1986, as amended, which is referred to as the Code, without regard to the deduction for dividends paid and excluding any net capital gain).

     Future distributions on our common shares will be at the discretion of our board of trustees and will depend on, among other things, our results of operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, our debt service requirements and other factors as our board of trustees may deem relevant. In addition, our unsecured credit agreement imposes certain restrictions on us with regard to dividends and incurring additional debt obligations.

     We do not believe that the financial covenants contained in our unsecured revolving credit agreement and secured indebtedness will have a material adverse impact on our ability to pay dividends in the normal course of business to our shareholders or to distribute amounts necessary to maintain our qualifications as a REIT.

     Distributions on our common shares to the extent of our current and accumulated earnings and profits for federal income tax purposes, and to the extent not designated as a capital gain dividend, generally will be taxable to shareholders as ordinary income. Distributions in excess of such earnings and profits generally will be treated as a non-taxable reduction in a shareholder's basis in its shares to the extent of such basis, and thereafter as gain from the sale of such shares.

           PRICE RANGE OF OUR COMMON SHARES AND DISTRIBUTION HISTORY

     Our common shares have been traded on the New York Stock Exchange under the symbol "LXP" since October 1993. The last reported sale price of our common shares on the New York Stock Exchange on the date of this prospectus supplement was $19.75 per share. The following table sets forth the quarterly high and low sales prices per share reported on the New York Stock Exchange and the distributions paid per share during the periods indicated.

                                                        PRICE
                                                 -------------------
                                                  HIGH         LOW       DISTRIBUTION
                                                 -------     -------     ------------
2001
  First Quarter................................  $13.438     $11.750        $0.310
  Second Quarter...............................   15.550      12.750         0.320
  Third Quarter................................   15.480      13.000         0.320
  Fourth Quarter...............................   15.700      13.700         0.320
2002
  First Quarter................................  $16.000     $14.210        $0.330
  Second Quarter...............................   16.530      15.000         0.330
  Third Quarter................................   16.870      14.900         0.330
  Fourth Quarter...............................   16.350      13.250         0.330
2003
  First Quarter................................  $17.500     $15.580        $0.335
  Second Quarter...............................   18.240      16.970         0.335
  Third Quarter................................   19.940      17.400         0.335(1)
  Fourth Quarter(2)............................   20.460      19.170        --

---------------

(1) Dividend to be paid November 14, 2003 to shareholders of record on October 31, 2003. Purchasers of common shares issued by us to the underwriter in this offering who settle the purchase of their shares with the underwriter on October 31, 2003, will receive this dividend.

(2) Through October 28, 2003.

                       FEDERAL INCOME TAX CONSIDERATIONS

     You are advised to assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates.

     The following discussion summarizes the material federal income tax considerations to you as a prospective holder of our shares. The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all our shareholders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States.

     The information in this section is based on the Internal Revenue Code of 1986, as amended, which is referred to as the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS concerning our tax treatment. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

     EACH PROSPECTIVE PURCHASER OF SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     GENERAL. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

     In the opinion of Paul, Hastings, Janofsky & Walker LLP, based on certain assumptions and our factual representations that are described in this section and in the officer's certificate, commencing with our taxable year ended December 31, 1993, we have been organized and operated in conformity with the requirements for qualification as a REIT and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters including, but not limited to, those set forth herein and in the discussion of "Federal Income Tax Considerations" contained in the accompanying prospectus, and those concerning our business and properties as set forth in this prospectus supplement and the accompanying prospectus. An opinion of counsel is not binding on the Internal Revenue Service or the courts.

     The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:

     - First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     - Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference.

     - Third, if we have (a) net income from the sale or other disposition of "foreclosure property", which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

     - Fourth, if we have net income from "prohibited transactions" such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

     - Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied by (b) a fraction intended to reflect our profitability.

     - Sixth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     - Seventh, as provided in temporary regulations, and assuming we do not elect to instead be taxed at the time of the acquisition, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, we would be subject to tax at the highest corporate rate if we dispose of such asset during the 10-year period beginning on the date that we acquired that asset, to the extent of such property's "built-in gain" (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time).

     - Eighth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

     REQUIREMENTS FOR QUALIFICATION. A REIT is a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) (the "5/50 Rule"), and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We expect to meet the ownership test immediately after the transaction contemplated herein.

     We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our declaration of trust includes restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy requirements (6) and (7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement. See "Description of Common Shares," and "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions" in the accompanying prospectus.

     The Code allows a REIT to own wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

     A REIT may also hold any direct or indirect interest in a corporation that qualifies as a "taxable REIT subsidiary", as long as the REIT's aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT's total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See "Asset Tests" below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm's-length.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and assets tests (as discussed below). Thus, our proportionate share of the assets, liabilities, and items of gross income of the partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

     INCOME TESTS. In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities.

     Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     - First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     - Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively own 10% or more of such tenant.

     - Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property (based on the ratio of fair market value of personal property to personal and real property) will not qualify as "rents from real property."

     - Finally, in order for rents received to qualify as "rents from real property," we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property ("Permissible Services").

     Rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing "impermissible services" will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

     We believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be qualifying income under those tests.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, we disclosed the nature and amounts of our items of gross income in a schedule attached to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% gross income test or the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test (whichever amount is greater), less an amount which generally reflects expenses attributable to earning the nonqualified income.

     Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to qualify as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

     ASSET TESTS. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets must be represented by real estate assets, including (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by our qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) debt offering by us, cash, cash items and government securities. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries (as defined above under "Requirements for Qualification"). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer, (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer and (3) we may not hold securities (excluding certain "straight debt" securities) that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

     We believe that substantially all of our assets consist and, after the offering, will consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the calendar quarter in which it arose.

     ANNUAL DISTRIBUTION REQUIREMENT. With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our "REIT taxable income" (determined without regard to the deduction for dividends paid and by excluding any net capital gain) and any after-tax net income from foreclosure property, minus (2) the sum of certain items of "excess noncash income" such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

     We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by us may be carried forward but not carried back and used by us for 15 years (or 20 years in the case of net operating losses generated in our tax years commencing on or after January 1, 1998) to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.

     In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a "subsequent declared dividend") as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the nondeductible 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

     For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS, we may be permitted to remedy such failure by paying a "deficiency dividend" in a later year together with interest and a penalty. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the nondeductible 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

     We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make non-deductible expenditures (such as capital improvements or principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

     FAILURE TO QUALIFY. If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction.

     If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we might be required to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within ten years of the date we requalify as a REIT under federal income tax laws.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As used herein, the term "U.S. shareholder" means a holder of shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person in effect.

     As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing our earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. For purposes of determining whether a distribution on the shares constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to the Series B Preferred Shares and all other series of preferred shares that are equal in rank as to distributions and upon liquidation with the Series B Preferred Shares, and second to distributions with respect to our common shares. There can be no assurance that we will have sufficient earnings and profits to cover distributions on any common shares.

     Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code. Capital gain dividends, if any, will be allocated among different classes of shares in proportion to the allocation of earnings and profits discussed above.

     Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, and will result in a corresponding reduction in the shareholder's basis in the shares. Any reduction in a shareholder's tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceed the adjusted basis of a U.S. shareholder's shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

     Aside from the different income tax rates applicable to ordinary income and capital gain dividends, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as "portfolio" income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any "passive losses" against such dividends. Dividends will be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

     In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

     In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder's adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

     We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains and (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

BACKUP WITHHOLDING

     We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding (currently at the rate of 28% for 2003) with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Amounts withheld as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See "-- Taxation of Non-U.S. Shareholders" below. Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. shareholders (persons other than U.S. shareholders, also further described below). Non-U.S. shareholders should consult their tax advisors with respect to any such information and backup withholding requirements.

TAXATION OF NON-U.S. SHAREHOLDERS

     The following discussion is only a summary of the rules governing United States federal income taxation of non-U.S. shareholders such as nonresident alien individuals, foreign corporations, foreign partnerships or other foreign estates or trusts. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below.

     For withholding tax purposes, we are generally required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder. We would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. shareholder's United States tax liability, if any, with respect to the distribution.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, a non-U.S. shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder's FIRPTA tax liability.

     Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is anticipated that we will continue to be a "domestically controlled REIT" after the offering. Therefore, the sale of shares will not be subject to taxation under FIRPTA. However, because our common shares are publicly traded, no assurance can be given that we will continue to qualify as a "domestically controlled REIT." In addition, a non-U.S. shareholder that owns, actually or constructively, 5% of less of a class of our shares through a specified testing period will not recognize taxable gain on the sale of its shares under FIRPTA if the shares are traded on an established securities market. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While investments in real estate may generate UBTI, the IRS has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on our intention to invest our assets in a manner that will avoid the recognition of UBTI, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

     In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the "UBTI Percentage") in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either
(A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our capital shares collectively owns more than 50% of the value of our capital shares.

TAXATION OF REINVESTED DIVIDENDS

     Shareholders who elect to participate in our dividend reinvestment plan will be deemed to have received the gross amount of dividends distributed on their behalf by the plan agent as agent for the participants in such plan. Such deemed dividends will be treated as actual dividends to such shareholders by us and will retain their character and have the tax effects as described above. Participants that are subject to federal income tax will thus be taxed as if they received such dividends despite the fact that their distributions have been reinvested and, as a result, they will not receive any cash with which to pay the resulting tax liability.

OTHER TAX CONSIDERATIONS

     ENTITY CLASSIFICATION. A significant number of our investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT.

     We believe that each partnership in which we hold a material interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

     TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book-Tax Difference"). Special rules under Section 704(c) of the Code and the regulations thereunder require special allocations of income, gain, loss and deduction with respect to contributed property, which tend to eliminate the Book-Tax Difference over the depreciable lives of such property, but which may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the partnership could cause us (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time the properties were contributed to the partnership, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to us as a result of such sale.

RECENT DEVELOPMENTS

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "Act"), which has been enacted into law, generally reduces the tax rates imposed on dividends paid by C corporations to U.S. non-corporate taxpayers in order to limit "double taxation" on dividends, and such reduced rates are effective from January 1, 2003 through December 31, 2008. In addition, the capital gains tax rates are also reduced, and such reduced rates are effective with respect to transactions after May 5, 2003 through December 31, 2008.

     A REIT's U.S. non-corporate shareholders generally would not benefit from the Act with respect to dividends paid by a REIT because such dividends are generally not subject to taxation at the REIT level. However, there are limited circumstances in which a REIT U.S. non-corporate shareholder will be subject to tax at the reduced rate with respect to REIT dividends. The reduced tax rates would apply to an amount equal to the excess of a REIT's income subject to corporate level income taxes (less such tax liability). This could occur, for example, if a REIT did not distribute 100% of its taxable income as a dividend. The reduced rates would also apply to capital gains dividends and to dividends attributable to dividends a REIT receives from non-REIT corporations.

     The Act could cause investors to view investments in common stock of REITs less favorably in comparison to investments in common stock of C corporations, the dividends for which would be subject to a reduced tax rate under the Act.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Wachovia Capital Markets, LLC, as underwriter, has agreed to purchase, and we have agreed to sell to the underwriter, all of the common shares in this offering.

     The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of certain legal matters by counsel and to other conditions. The underwriter is obligated to purchase the 5,300,000 common shares sold under the underwriting agreement if it purchases any of the shares.

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

     The underwriter will offer the common shares offered by this prospectus supplement from time to time in one or more transactions (which may include block transactions) to purchasers directly, through agents, or through brokers in brokerage transactions on the New York Stock Exchange or to dealers in negotiated transactions or otherwise, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The common shares will not be sold on or through the facilities of a national securities exchange except through a market maker. The underwriter may sell common shares to or through broker-dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or the purchasers of the common shares for whom they may act as agents. In connection with the sale of the common shares, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts, and the underwriter also may receive commissions from the purchasers of the common shares for whom it acts as agent. The underwriter and any broker-dealers that participate with the underwriter in the distribution of the common shares may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the common shares by them may be deemed to be underwriting discounts or commissions.

     The underwriter has agreed to purchase the 5,300,000 common shares offered by this prospectus supplement at a price of $18.98 per share, resulting in aggregate proceeds to us, before deducting estimated transaction costs payable by us, of $100,594,000.

     We estimate that our portion of the total expenses of this offering will be approximately $175,000.

     We have granted the underwriter a 30-day option to purchase up to an additional 795,000 common shares to cover over-allotments, if any, at the price of $18.98 per share less the amount of any distributions declared or paid by us on the 5,300,000 common shares initially purchased by the underwriter (unless the underwriter exercises and closes the purchase of any part of its over-allotment option on October 31, 2003, in which event the price for those shares will be $18.98 per share).

SALES OF SIMILAR SECURITIES

     We, and our executive officers and trustees, have agreed not to pledge, sell or otherwise transfer any common shares for 90 days after the date of this prospectus supplement without first obtaining the written consent of Wachovia Capital Markets, LLC, subject to the exceptions described below. Specifically, we have each agreed not to directly or indirectly:

     - offer, pledge, sell, or contract to sell any common shares;

     - sell any option or contract to purchase any common shares;

     - purchase any option or contract to sell any common shares;

     - grant any option, right or warrant to purchase any common shares;

     - otherwise dispose of or transfer any common shares; or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares.

     Our lock-up agreement contains an exception that permits us to issue common shares in connection with acquisitions and in connection with joint ventures and similar arrangements, so long as the recipients of those shares agree not to sell or transfer those shares in a public market transaction for 90 days after the date of this prospectus supplement. Our lock-up agreement also contains exceptions that permit us to issue (i) common shares upon the exercise of outstanding employee options, (ii) common shares and options pursuant to employee benefit plans, (iii) common shares pursuant to non-employee director stock plans, (iv) common shares pursuant to our dividend reinvestment plan, and
(v) common shares upon conversion of currently outstanding convertible securities. The lock-up agreements between the underwriter and our executive officers and trustees contain exceptions that permit our executive officers and trustees to (i) exercise stock options so long as they remain bound by the lock-up agreement with respect to the underlying common shares they receive upon exercise of the options for the remainder of the 90-day lock-up period and (ii) make bona fide gifts to family members or to others approved by the underwriter, so long as the recipients agree to be bound by the lock-up agreement for the remainder of the 90-day lock-up period.

STOCK EXCHANGE LISTING

     Our common shares are currently listed on the New York Stock Exchange under the symbol "LXP".

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the common shares is complete, rules of the Securities and Exchange Commission may limit the ability of the underwriter to bid for and purchase our common shares on the open market. In addition, if the underwriter offers the common shares at other than a fixed price, it will be prohibited from engaging in any of the stabilizing activities described below. However, once the distribution of the common shares is completed, the underwriter may engage in transactions that stabilize the price of our common shares, such as bids or purchases to peg, fix or maintain that price.

     If the underwriter creates a short position in our common shares in connection with the offering, i.e., if it sells more common shares than are listed on the cover of this prospectus supplement, the underwriter may reduce that short position by purchasing common shares in the open market. Purchases of our common shares to stabilize the price or reduce a short position may cause the price of our common shares to be higher than it might be in the absence of such purchases.

     Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. The underwriter and its affiliates have received customary fees and commissions for these transactions. An affiliate of the underwriter, Wachovia Bank, National Association, is the syndication agent and a lender under our unsecured revolving credit facility. To the extent that we use the net proceeds of this offering to reduce outstanding indebtedness under our unsecured revolving credit facility, such lender will receive its proportionate share of the repayment.

                                 LEGAL MATTERS

     The validity of the common shares offered as well as the legal matters described under "Federal Income Tax Considerations" beginning on page S-15 of this prospectus supplement will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving on our board of trustees and will continue to do so at least until our 2004 Annual Meeting of Shareholders. As of the date of this prospectus supplement, Mr. Zachary beneficially owns 42,383 common shares. Legal matters relating to this offering will be passed upon for the underwriter by Hunton & Williams LLP. Certain matters of Maryland law will be passed upon for us and for the underwriter by Piper Rudnick LLP, Baltimore, Maryland.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule included in our Annual Report on Form 10-K as of and for the year ended December 31, 2002, as updated by the Current Report on Form 8-K filed on September 30, 2003 and incorporated by reference in this prospectus supplement and the accompanying prospectus, have been incorporated herein by reference in reliance on the report, also incorporated herein by reference, of KPMG LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports and other information with the Securities and Exchange Commission. You can inspect and copy reports, proxy statements and other information filed by us at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of this material by mail from the Public Reference Section of the SEC at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

     Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.lxp.com and through a variety of databases, including, among others, the SEC's Electronic Data Gathering and Retrieval ("EDGAR") program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     - Incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

     - We can disclose important information to you by referring you to those documents; and

     - Information that we file with the SEC will automatically update and supersede this prospectus supplement and the accompanying prospectus.

     We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

     - Our Annual Report on Form 10-K (Commission File No. 1-12386) for the year ended December 31, 2002.

     - Our Definitive Proxy Statement on Schedule 14-A (Commission File No. 1-12386), dated April 15, 2003.

     - Our Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended March 31, 2003.

     - Our Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended June 30, 2003.

     - Our Current Report on Form 8-K (Commission File No. 1-12386), filed on April 28, 2003 (with respect to Item 5 and Item 7 only).

     - Our Current Report on Form 8-K (Commission File No. 1-12386), filed on May 6, 2003.

     - Our Current Report on Form 8-K (Commission File No. 1-12386), filed on June 11, 2003 (with respect to Item 5 and Item 7 only).

     - Our Current Report on Form 8-K (Commission File No. 1-12386), filed on July 24, 2003 (with respect to Item 5 and Item 7 only).

     - Our Current Report on Form 8-K (Commission File No. 1-12386), filed on September 9, 2003.

     - Our Current Report on Form 8-K (Commission File No. 1-12386), filed on September 30, 2003.

     - Our Current Report on Form 8-K (Commission File No. 1-12386), filed on October 3, 2003.

     - Our Current Report on Form 8-K (Commission File No. 1-12386), filed on October 24, 2003 (with respect to Item 5 and Exhibit 99.1 only).

     If any statement in this prospectus supplement is inconsistent with a statement in one of the incorporated documents referred to above, then the statement in the incorporated document will be deemed to have been superseded by the statement in this prospectus supplement.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the end of the offering:

     - Reports filed under Sections 13(a) and (c) of the Exchange Act;

     - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

     - Any reports filed under Section 15(d) of the Exchange Act.

     You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

         Lexington Corporate Properties Trust
         Attention: Patrick Carroll, Chief Financial Officer
         355 Lexington Avenue
         New York, NY 10017-6603
         (212) 692-7260

--------------------------------------------------------------------------------

                                $400,000,000.00

                      LEXINGTON CORPORATE PROPERTIES TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST
                    PREFERRED SHARES OF BENEFICIAL INTEREST
                                DEBT SECURITIES
--------------------------------------------------------------------------------

We are Lexington Corporate Properties Trust, a self-managed and self-administered real estate investment trust formed under the laws of the State of Maryland. This prospectus relates to the public offer and sale by us of one or more series of (i) common shares of beneficial interest, par value $0.0001 per share, (ii) preferred shares of beneficial interest, par value $0.0001 per share, and (iii) senior or subordinated debt securities. The aggregate public offering price of the common shares, preferred shares and debt securities covered by this prospectus, which we refer to collectively as the securities, will not exceed $400,000,000.00 (or its equivalent based on the exchange rate at the time of sale). The securities may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus.

The specific terms of the securities will be set forth in the applicable prospectus supplement and will include, where applicable: (i) in the case of common shares, any public offering price; (ii) in the case of preferred shares, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; and (iii) in the case of debt securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at our option or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into common or preferred shares, covenants and any public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be consistent with our declaration of trust or otherwise appropriate to preserve our status as a real estate investment trust for federal income tax purposes. See "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 20 of this prospectus.

The applicable prospectus supplement will also contain information, where appropriate, about the risk factors and federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by that prospectus supplement.

We may offer the securities directly, through agents designated by us from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement. See "PLAN OF DISTRIBUTION." No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common shares and 8.05% Series B Cumulative Redeemable Preferred Stock are traded on the New York Stock Exchange under the symbols "LXP" and "LXP-pb," respectively.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 22, 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Cautionary Statements Concerning Forward-Looking
  Information...............................................    i
About This Prospectus.......................................    i
Our Company.................................................    1
Description Of Our Common Shares............................    2
Description Of Our Preferred Shares.........................    4
Description Of Our Debt Securities..........................    8
Restrictions On Transfers Of Capital Stock And Anti-Takeover
  Provisions................................................   20
Use Of Proceeds.............................................   23
Plan of Distribution........................................   23
Ratios of Earnings to Combined Fixed Charges and Preferred
  Share Dividends...........................................   24
Experts.....................................................   24
Legal Matters...............................................   25
Where You Can Find More Information.........................   25
Incorporation Of Certain Documents By Reference.............   25

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

     Certain information included or incorporated by reference in this prospectus and any applicable prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, ("Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate market specifically, adverse developments with respect to our tenants, legislative/regulatory changes including changes to laws governing the taxation of REITs, availability of debt and equity capital, interest rates, competition, supply and demand for properties in our current and proposed market areas, policies and guidelines applicable to REITs and the other factors described under the heading "RISK FACTORS" in any supplement to this prospectus. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus and any applicable prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                             ABOUT THIS PROSPECTUS

     All references to "the Company," "we," "our" and "us" in this prospectus mean Lexington Corporate Properties Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term "you" refers to a prospective investor.

                                  OUR COMPANY

     We are a self-managed and self-administered real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Maryland. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. Substantially all of our properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and cost increases for real estate taxes, utilities, insurance and ordinary repairs and maintenance.

     We grow our portfolio primarily by acquiring properties from corporations and other entities in sale-leaseback transactions and from developers of newly-constructed properties built to suit the needs of a corporate tenant. We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that such diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type. As part of our ongoing efforts, we expect to continue to effect portfolio and individual property acquisitions and dispositions, through joint ventures and for our own account, expand existing properties, extend lease maturities in advance of expiration and refinance outstanding indebtedness when advisable. We also expect to continue to enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities.

     Our operating partnership structure enables us to acquire properties by issuing to sellers, as a form of consideration, limited partnership interests in any of our three operating partnership subsidiaries. We refer to these limited partnership interests as OP units. The OP units are redeemable, after certain dates, for our common shares. We believe that this structure facilitates our ability to raise capital and to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a contributor of property while preserving our available cash for other purposes, including the payment of dividends and distributions.

     Our principal executive offices are located at 355 Lexington Avenue, New York, New York 10017, our telephone number is (212) 692-7260 and our Internet address is www.lxp.com.

                        DESCRIPTION OF OUR COMMON SHARES

     The following summary of the material terms and provisions of our common shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust and our By-Laws, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our common shares. For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 25 of this prospectus and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" on page 25 of this prospectus.

GENERAL

     Under our declaration of trust, our board of trustees has authority to issue 80,000,000 common shares. Under Maryland law, our shareholders generally are not responsible for our debts or obligations as a result of their status as shareholders.

TERMS

     Subject to the preferential rights of any other shares or series of equity securities and to the provisions of our declaration of trust regarding excess shares, holders of our common shares are entitled to receive dividends on our common shares if, as and when authorized and declared by our board of trustees out of assets legally available therefor and to share ratably in those of our assets legally available for distribution to our shareholders in the event that we liquidate, dissolve or wind up, after payment of, or adequate provision for, all of our known debts and liabilities and the amount to which holders of any class of shares classified or reclassified or having a preference on distributions in liquidation, dissolution or winding up have a right.

     Subject to the provisions of our declaration of trust regarding excess shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees and, except as otherwise required by law or except as otherwise provided in our declaration of trust with respect to any other class or series of shares, the holders of our common shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of our outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining common shares will not be able to elect any trustees.

     Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

     We furnish our shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

     Subject to the provisions of our declaration of trust regarding excess shares, all of our common shares will have equal dividend, distribution, liquidation and other rights and will have no preference, appraisal or exchange rights.

     Pursuant to the Maryland REIT Law, a real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in our declaration of trust. Our declaration of trust provides that those actions, with the exception of certain amendments to our declaration of trust for which a higher vote requirement has been set, will be valid and effective if authorized by holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (which is commonly referred to as the Code), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 20 of this prospectus.

TRANSFER AGENT

     The transfer agent and registrar for our common shares is Mellon Investor Services, LLC.

                      DESCRIPTION OF OUR PREFERRED SHARES

     The following summary of the material terms and provisions of our preferred shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust (including any applicable articles supplementary, amendment or annex to our declaration of trust designating the terms of a series of preferred shares) and our By-Laws, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our preferred shares. For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 25 of this prospectus and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" on page 25 of this prospectus.

GENERAL

     Under our declaration of trust, we have authority to issue 10,000,000 preferred shares from time to time, in one or more series, as authorized by our board of trustees. As of the date of this prospectus, the only series of preferred shares that are outstanding are our 8.05% Series B Cumulative Redeemable Preferred Stock. See "-- Terms of Our 8.05% Series B Cumulative Redeemable Preferred Stock" below; all of our Series A Senior Cumulative Convertible Preferred Stock, par value $0.0001 per share, were converted into our common shares in April 2002.

     Subject to limitations prescribed by Maryland law and our declaration of trust, our board of trustees is authorized to fix the number of shares constituting each series of preferred shares and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. The preferred shares will, when issued against payment therefor, be fully paid and nonassessable and will not be subject to preemptive rights. Our board of trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common shares might believe to be in their best interests or in which holders of common shares might receive a premium for their common shares over the then-current market price of their shares.

TERMS

     Reference is made to the applicable prospectus supplement relating to the preferred shares offered thereby for specific terms, including:

         (1) the title and stated value of the preferred shares;

         (2) the number of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

         (3) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

         (4) the date from which dividends on the preferred shares shall accumulate, if applicable;

         (5) the provisions for a sinking fund, if any, for the preferred shares;

         (6) the provisions for redemption, if applicable, of the preferred shares;

         (7) any listing of the preferred shares on any securities exchange;

         (8) the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

         (9) a discussion of federal income tax considerations applicable to the preferred shares;

         (10) the relative ranking and preferences of the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;

         (11) any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;

         (12) any limitations on direct or beneficial ownership of our securities and restrictions on transfer of our securities, in each case as may be appropriate to preserve our status as a REIT; and

         (13) any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

RANK

     Unless otherwise specified in the applicable prospectus supplement, the preferred shares rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, and allocation of our earnings and losses: (i) senior to all classes or series of our common shares, and to all equity securities ranking junior to the preferred shares, (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred shares; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred shares. As used in this prospectus, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Subject to any preferential rights of any outstanding securities or series of securities, the holders of preferred shares will be entitled to receive dividends, when, as and if declared by our board of trustees, out of assets legally available for payment. Dividends will be paid at such rates and on such dates as will be set forth in the applicable prospectus supplement. Dividends will be payable to the holders of record of preferred shares as they appear on our share transfer books on the applicable record dates fixed by our board of trustees. Dividends on any series of our preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement.

REDEMPTION

     If so provided in the applicable prospectus supplement, the preferred shares offered thereby will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares ranking junior to our preferred shares, the holders of our preferred shares shall be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred shares and the corresponding amounts payable on all of our other outstanding equity securities ranking on a parity with the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, then the holders of our preferred shares and the holders of such other outstanding equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions are made in full to all holders of our preferred shares, our remaining assets shall be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, according to their respective rights and preferences and in each case according to their respective number of shares.

     If we consolidate or merge with or into, or sell, lease or convey all or substantially all of our property or business to, any corporation, trust or other entity, such transaction shall not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

VOTING RIGHTS

     Unless otherwise from time to time required by law, or as otherwise indicated in the applicable prospectus supplement, holders of our preferred shares will not have any voting rights.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which our preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

RESTRICTIONS ON OWNERSHIP

     For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any series of our preferred shares. Therefore, the applicable amendment or annex to our declaration of trust designating the terms of a series of preferred shares may contain provisions restricting the ownership and transfer of such preferred shares. The applicable prospectus supplement will specify any additional ownership limitation relating to the preferred shares being offered thereby. See "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 20 of this prospectus.

TRANSFER AGENT

     The transfer agent and registrar for our preferred shares will be set forth in the applicable prospectus supplement.

TERMS OF OUR 8.05% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

     GENERAL. In June 2003, we sold 3,160,000 preferred shares of beneficial interest classified as 8.05% Series B Cumulative Redeemable Preferred Stock, which we refer to as the Series B Preferred Shares. The Series B Preferred Shares are not convertible into our common shares and are listed on the New York Stock Exchange under the symbol "LXP-pb."

     DIVIDENDS. The holders of the Series B Shares are entitled to receive cumulative cash dividends at a rate of 8.05% of the $25.00 liquidation preference per year (equivalent to $2.0125 per year per share).

     LIQUIDATION PREFERENCE. If we liquidate, dissolve or wind up, holders of our Series B Preferred Shares will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment before any payments are made to the holders of our common shares and any other capital shares ranking junior to the Series B Preferred Shares as to liquidation rights.

     REDEMPTION. We may not redeem the Series B Preferred Shares prior to June 19, 2008, except in limited circumstances relating to the preservation of our status as a REIT. On or after June 19, 2008, we may, at our option, redeem the Series B Preferred Shares, in whole or in part, at any time and from time to time, for cash equal to $25.00 per share, plus any accrued and unpaid dividends, if any, to and including the date of redemption.

     CONVERSION. The Series B Preferred Shares are not convertible into, or exchangeable for, any other property or securities, except that we may exchange shares of the Series B Preferred Shares for shares of excess stock in order to ensure that we remain a qualified REIT for federal income tax purposes.

     RANK. With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series B Preferred Share rank (i) senior to all classes or series of our common shares and to all equity securities ranking junior to our Series B Preferred Shares, (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with our Series B Preferred Shares, and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to our Series B Preferred Shares.

     VOTING RIGHTS. Holders of the Series B Preferred Shares will generally have no voting rights. However, if we do not pay dividends on the Series B Preferred Shares for six or more quarterly periods (whether or not consecutive), the holders of the Series B Preferred Shares voting together as a class with the holders of all other classes or series of our equity securities ranking on parity with the Series B Preferred Shares which are entitled to similar voting rights, will be entitled to vote at the next annual meeting of our shareholders for the election of two additional trustees to serve on our board of trustees until all unpaid cumulative dividends have been paid or declared and set apart for payment.

                       DESCRIPTION OF OUR DEBT SECURITIES

     We will issue our debt securities under one or more separate indentures between us and a trustee that we will name in the applicable supplement to this prospectus. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus is a part. Following its execution, the indenture will be filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part.

     The following summary describes certain material terms and provisions of the indenture and our debt securities. This summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in the applicable supplement to this prospectus. You should read the indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. For information on incorporation by reference, and how to obtain a copy of the indenture, see the sections entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 25 of this prospectus and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" on page 25 of this prospectus.

GENERAL

     The debt securities will be direct obligations of the Company, which may be secured or unsecured and may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"). The debt securities will be issued under one or more indentures in the form filed as an exhibit to the Registration Statement of which this prospectus is a part (the "Form of Indenture"). As provided in the Form of Indenture, the specific terms of any Debt Security issued pursuant to an indenture will be set forth in one or more Supplemental Indentures, each dated as of a date of or prior to the issuance of the debt securities to which it relates (the "Supplemental Indentures" and each a "Supplemental Indenture"). Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (an "Indenture Trustee"), which may be the same Indenture Trustee, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the debt securities and the Indentures are summaries of the provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such debt securities.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

     The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "-- Subordination." The particular terms of the debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement, along with any applicable federal income tax considerations unique to such debt securities. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the prospectus supplement relating thereto and the description of the debt securities set forth in this prospectus.

     Except as set forth in any prospectus supplement, the debt securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company or as set forth in the applicable Indenture or in one or more Supplemental Indentures. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

     The Form of Indenture provides that the Company may, but need not, designate more than one Indenture Trustee thereunder, each with respect to one or more series of debt securities. Any Indenture Trustee under an Indenture may resign or be removed with respect to one or more series of debt securities and a successor Indenture Trustee may be appointed to act with respect to such series. If two or more persons are acting as Indenture Trustee with respect to different series of debt securities, each such Indenture Trustee shall be an Indenture Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Indenture Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Indenture Trustee may be taken by each such Indenture Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Indenture Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indentures and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of such debt securities, including the following specific terms:

         (1) The title of such debt securities and whether such debt securities are secured or unsecured or Senior Securities or Subordinated Securities;

         (2) The aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

         (3) The price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of the maturity thereof, or (if applicable) the portion of the principal amount of such debt securities that is convertible into common shares or preferred shares, or the method by which any such portion shall be determined;

         (4) If convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the common shares or preferred shares receivable on conversion;

         (5) The date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

         (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

         (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         (8) The place or places where the principal of (and premium, if any) and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company with respect to such debt securities and the applicable Indenture may be served;

         (9) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

         (10) The obligation, if any, of the Company to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

         (11) If other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

         (13) Whether such debt securities will be issued in certificated or book-entry form and, if so, the identity of the depository for such debt securities;

         (14) Whether such debt securities will be in registered or bearer form or both and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

         (15) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

         (16) Whether and under what circumstances the Company will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities in lieu of making such payment;

         (17) Any deletions from, modifications of or additions to the events of default or covenants of the Company, to the extent different from those described herein or set forth in the applicable Indenture with respect to such debt securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

         (18) The provisions, if any, relating to the security provided for such debt securities; and

         (19) Any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture.

     If so provided in the applicable prospectus supplement, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

     Except as may be set forth in any prospectus supplement, neither the debt securities nor the Indenture will contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control, regardless of whether such indebtedness, transaction or change of control is initiated or supported by the Company, any affiliate of the Company or any other party. However, certain restrictions on ownership and transfers of the common shares and preferred shares are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS" beginning on page 20 of this prospectus. Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the applicable Indenture Trustee, the address of which will be stated in the applicable prospectus supplement; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

     Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the corporate trust office of the applicable Indenture Trustee or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Indenture Trustee or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Indenture Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable Indenture Trustee) initially designated by the Company with respect to any series of debt securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of debt securities.

     Neither the Company nor any Indenture Trustee shall be required (i) to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indentures will provide that the Company may, without the consent of the holders of any outstanding debt securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, is organized under the laws of any domestic jurisdiction and assumes the Company's obligations to pay principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Indenture Trustee.

CERTAIN COVENANTS

     EXISTENCE. Except as permitted under "-- Merger, Consolidation or Sale of Assets," the Indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by declaration of trust, by-laws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if its board of trustees determines that the preservation thereof is no longer desirable in the conduct of its business by appropriate proceedings.

     MAINTENANCE OF PROPERTIES. The Indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     INSURANCE. The Indentures will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage with insurers of recognized responsibility and, if described in the applicable prospectus supplement, having a specified rating from a recognized insurance rating service, in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

     PAYMENT OF TAXES AND OTHER CLAIMS. The Indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

     PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Indentures will require the Company, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (i) to file with the applicable Indenture Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

     ADDITIONAL COVENANTS. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable prospectus supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of debt securities issued thereunder (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $30,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any its subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $30,000,000, whether such indebtedness exists on the date of such Indenture or shall thereafter be created, with such obligations being accelerated and not rescinded or annulled;
(vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (vii) any other event of default provided with respect to a particular series of debt securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an event of default under any Indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Indenture Trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Indenture Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Indenture Trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Indenture Trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities than outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Indenture Trustee and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures will require each Indenture Trustee to give notice to the holders of debt securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Indenture Trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect to any Debt Security of such series) if specified responsible officers of such Indenture Trustee consider such withholding to be in the interest of such holders.

     The Indentures will provide that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof.

     The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, an Indenture Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of debt securities then outstanding under such Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Indenture Trustee, or of exercising any trust or power conferred upon such Indenture Trustee. However, an Indenture Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Indenture Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Indenture Trustee thereunder without the consent of any holder of debt securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of debt securities;

(iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form; provided that such action shall not adversely affect the interest of the holders of the debt securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture; provided that any such change or elimination shall be effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the debt securities; (vii) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of such debt securities into common shares or preferred shares; (viii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under an Indenture by more than one Indenture Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture; provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such Indenture; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities; provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

     The Indentures will provide that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt securities of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture, and (iv) debt securities owned by the Company or any other obligor upon the debt securities or an affiliate of the Company or of such other obligor shall be disregarded.

     The Indentures will contain provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the applicable Indenture Trustee, and also, upon request by the Company or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series; (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

     Unless otherwise provided in the applicable prospectus supplement, Subordinated Securities will be subject to the following subordination provisions.

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Company to make payments of the principal of and interest on such Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Indebtedness or other indebtedness of the Company and its subsidiaries. As a result of these subordination provisions in the event of a distribution of assets upon insolvency, holders of Subordinated Indebtedness may recover less, ratably, than senior creditors of the Company.

     Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (ii) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a part or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (v) indebtedness obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (vi) any binding commitment of the real estate investment, in each case other than (a) any such indebtedness, obligation or liability referred to in clauses (i) through (vi) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (b) any such indebtedness obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (c) the Subordinated Securities. There will not be any restriction in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

     If this prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable prospectus supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of debt securities issued under any Indenture that have not already been delivered to the applicable Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Indenture Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures will provide that, unless otherwise indicated in the applicable prospectus supplement, the Company may elect either (i) to defease and be discharged from any and all obligations (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, to hold moneys for payment in trust and, with respect to Subordinated debt securities which are convertible or exchangeable, the right to convert or exchange) with respect to such debt securities ("defeasance") or (ii) to be released from its obligations with respect to such debt securities under the applicable Indenture (being the restrictions described under "-- Certain Covenants") or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Indenture Trustee, in trust, of an amount in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Indenture Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such debt securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable prospectus supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,
(i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     If the Company effects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (iv) under "-- Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such debt securities) or described in clause (vii) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable Indenture Trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the debt securities are convertible into common shares or preferred shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include whether such debt securities are convertible into common shares or preferred shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

PAYMENT

     Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the Indenture Trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Company to a paying agent or an Indenture Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

    RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK AND ANTI-TAKEOVER PROVISIONS

RESTRICTIONS RELATING TO REIT STATUS

     For us to qualify as a REIT under the Code, among other things, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To assist us in continuing to remain a qualified REIT, our declaration of trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our equity shares, defined as common shares or preferred shares. We refer to this restriction as the Ownership Limit. Our board of trustees may waive the Ownership Limit if evidence satisfactory to our board of trustees and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Any transfer of equity shares or any security convertible into equity shares that would create a direct or indirect ownership of equity shares in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in the equity shares being owned by fewer than 100 persons or results in us being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such equity shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

     Equity shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit, will automatically be exchanged for excess shares that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such shares of our capital stock may be ultimately transferred without violating the Ownership Limit. While the excess shares are held in trust, they will not be entitled to vote, they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of excess shares prior to our discovery that equity shares have been transferred in violation of the provisions of our declaration of trust will be repaid to us upon demand. The excess shares are not treasury shares, but rather constitute a separate class of our issued and outstanding shares. The original transferee-shareholder may, at any time the excess shares are held by us in trust, transfer the interest in the trust representing the excess shares to any individual whose ownership of the equity shares exchanged into such excess shares would be permitted under our declaration of trust, at a price not in excess of the price paid by the original transferee-shareholder for the equity shares that were exchanged into excess shares, or, if the transferee-shareholder did not give value for such shares, a price not in excess of the market price (as determined in the manner set forth in our declaration of trust) on the date of the purported transfer. Immediately upon the transfer to the permitted transferee, the excess shares will automatically be exchanged for equity shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

     In addition to the foregoing transfer restrictions, we will have the right, for a period of 90 days during the time any excess shares are held by us in trust, to purchase all or any portion of the excess shares from the original transferee-shareholder for the lesser of the price paid for the equity shares by the original transferee-shareholder or the market price (as determined in the manner set forth in our declaration of trust) of the equity shares on the date we exercise our option to purchase. The 90-day period begins on the date on which we receive written notice of the transfer or other event resulting in the exchange of equity shares for excess shares.

     Each shareholder will be required, upon demand, to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as our board of trustees deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     This Ownership Limit may have the effect of precluding an acquisition of control unless our board of trustees determines that maintenance of REIT status is no longer in our best interests.

AUTHORIZED CAPITAL

     Under our declaration of trust, we have authority to issue up to 130,000,000 shares of beneficial interest par value $0.0001 per share, of which 80,000,000 shares are classified as common shares, 40,000,000 shares are classified as excess shares and 10,000,000 shares are classified as preferred shares. We may issue such shares (other than reserved shares) from time to time in the discretion of our board of trustees to raise additional capital, acquire assets, including additional real properties, redeem or retire debt or for any other business purpose. In addition, the undesignated preferred shares may be issued in one or more additional classes with such designations, preferences and relative, participating, optional or other special rights including, without limitation, preferential dividend or voting rights, and rights upon liquidation, as will be fixed by our board of trustees. Our board of trustees is authorized to classify and reclassify any unissued shares of our capital stock by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares. This authority includes, without limitation, subject to the provisions of our declaration of trust, authority to classify or reclassify any unissued shares into a class or classes of preferred shares, preference shares, special shares or other shares, and to divide and reclassify shares of any class into one or more series of that class.

     In some circumstances, the issuance of preferred shares, or the exercise by our board of trustees of its right to classify or reclassify shares, could have the effect of deterring individuals or entities from making tender offers for our common shares or seeking to change incumbent management.

MARYLAND LAW

     Maryland law includes certain other provisions which may also discourage a change in control of management. Maryland law provides that, unless an exemption applies, we may not engage in any "business combination" with an "interested stockholder" or any affiliate of an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination with such interested stockholder unless the combination is recommended by our board of trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the holders of all of our outstanding voting shares, and (ii) 66 2/3% of the votes entitled to be cast by all holders of outstanding voting shares other than voting shares held by the interested stockholder. An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, 10% or more of the outstanding voting shares of a Maryland real estate investment trust. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by our board of trustees prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by our shareholders in exchange for common shares that satisfies certain "fair price" conditions, such supermajority voting requirements do not apply.

     Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or trustees who are employees of the trust. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by that person, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

     - one-tenth or more but less than one-third;

     - one-third or more but less than a majority; or

     - a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

     A "control share acquisition" means the acquisition of ownership of or the power to direct the exercise of voting power of issued and outstanding control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the trust's board of trustees to call a special meeting of shareholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders' meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as permitted by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by our declaration of trust or by-laws prior to the control share acquisition. No such exemption appears in our declaration of trust or by-laws. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

CERTAIN ELECTIVE PROVISIONS OF MARYLAND LAW

     Publicly-held Maryland statutory real estate investment trusts ("REITs") may elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland REIT in its declaration of trust or bylaws ("charter documents") or by resolution adopted by its board of trustees so long as the REIT has at least three trustees who, at the time of electing to be subject to the provisions, are not:

     - officers or employees of the REIT;

     - persons seeking to acquire control of the REIT;

     - trustees, officers, affiliates or associates of any person seeking to acquire control; or

     - nominated or designated as trustees by a person seeking to acquire control.

     Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland REIT elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of these articles supplementary.

     The Maryland law provides that a REIT can elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions contained in that REIT's existing charter documents:

     CLASSIFIED BOARD: The REIT may divide its board into three classes which, to the extent possible, will have the same number of trustees, the terms of which will expire at the third annual meeting of shareholders after the election of each class;

     TWO-THIRDS SHAREHOLDER VOTE TO REMOVE TRUSTEES ONLY FOR CAUSE: The shareholders may remove any trustee only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the shareholders generally in the election of trustees, but a trustee may not be removed without cause;

     SIZE OF BOARD FIXED BY VOTE OF BOARD: The number of trustees will be fixed only by resolution of the board;

     BOARD VACANCIES FILLED BY THE BOARD FOR THE REMAINING TERM: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, as opposed to until the next annual meeting of shareholders, and until a successor is elected and qualified; and

     SHAREHOLDER CALLS OF SPECIAL MEETINGS: Special meetings of shareholders may be called by the secretary of the REIT only upon the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with procedures set out in the Maryland General Corporation Law.

     We have not elected to be governed by these specific provisions. However, our declaration of trust and/or bylaws, as applicable, already provide for an 80% vote to remove trustees only for cause, and that the number of trustees may be determined by a resolution of our Board, subject to a minimum number. In addition, we can elect to be governed by any or all of the provisions of the Maryland law at any time in the future.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include the acquisition of additional properties, the repayment of outstanding indebtedness or the improvement of certain properties already in our portfolio.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     We may sell equity securities in an offering "at the market" as defined in Rule 415 under the Securities Act or negotiated transactions. One or more of A.G. Edwards & Sons, Inc., Bear, Stearns & Co. Inc., Cantor Fitzgerald & Co., Friedman, Billings, Ramsey & Co., Inc., Raymond James & Associates, Inc. and Wachovia Capital Markets, LLC may act as underwriters in connection with such an offering. None of the broker-dealers listed in the preceding sentence shall be an underwriter in connection with any offering of our equity securities unless such broker-dealer is named as an underwriter in the applicable prospectus supplement. Unless the prospectus supplement states otherwise, our agent in "at the market" or negotiated transactions will act on a best-efforts basis for the period of its appointment.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company and/or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable prospectus supplement.

     Unless otherwise specified in the related prospectus supplement, each series of Securities will be a new issue with no established trading market, other than the common shares which are listed on the NYSE. Any common shares sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of debt securities or preferred shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

     Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

     The following table sets forth our historical ratio of earnings to combined fixed charges and preference dividends for the periods indicated:

                                                    SIX
                                                   MONTHS
                                                   ENDED         YEAR ENDED DECEMBER 31,
                                                  JUNE 30,   --------------------------------
                                                    2003     2002   2001   2000   1999   1998
                                                  --------   ----   ----   ----   ----   ----
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED SHARE DIVIDENDS.....................    1.34     1.81   1.41   1.55   1.57   1.49

     The ratios of earnings to fixed charges were computed by dividing earnings by charges. For this purpose, earnings consist of pre-tax income from continued operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense and the amortization of debt issuance costs.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule included in our Annual Report on Form 10-K as of and for the year ended December 31, 2002, as updated by the Current

Report on Form 8-K filed on September 30, 2003 and incorporated by reference into this prospectus, have been incorporated herein by reference in reliance on the report, also incorporated herein by reference, of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving on our board of trustees and will continue to do so at least until the 2004 Annual Meeting of Shareholders. As of September 4, 2003, Mr. Zachary beneficially owned 42,383 common shares. Certain legal matters under Maryland law, including the legality of the Securities covered by this prospectus, will be passed on for us by Piper Rudnick LLP, Baltimore, Maryland.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials that we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act (although with respect to the Form 8-Ks listed below, we are only incorporating by reference those portions of such Form 8-Ks that were deemed "filed" with the SEC and not those portions that were deemed "furnished" to the SEC):

         1. Our Annual Report on Form 10-K (Commission File No. 1-12386) for the year ended December 31, 2002.

         2. Our Definitive Proxy Statement on Schedule 14-A (Commission File No. 1-12386), dated April 15, 2003.

         3. Our Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended March 31, 2003.

         4. Our Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended June 30, 2003.

         5. Our Current Report on Form 8-K (Commission File No. 1-12386), filed on April 28, 2003.

         6. Our Current Report on Form 8-K (Commission File No. 1-12386), filed on May 6, 2003.

         7. Our Current Report on Form 8-K (Commission File No. 1-12386), filed on June 11, 2003.

         8. Our Current Report on Form 8-K (Commission File No. 1-12386), filed on July 24, 2003.

         9. Our Current Report on Form 8-K (Commission File No. 1-12386), filed on September 9, 2003.

         10. Our Current Report on Form 8-K (Commission File No. 1-12386), filed on September 30, 2003.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Patrick Carroll, Chief Financial Officer
         Lexington Corporate Properties Trust
         355 Lexington Avenue
         New York, New York 10017
         (212) 692-7260

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                [LEXINGTON LOGO]

                                5,300,000 SHARES
                      COMMON SHARES OF BENEFICIAL INTEREST

                  -------------------------------------------
                             PROSPECTUS SUPPLEMENT
                                OCTOBER 28, 2003
                  -------------------------------------------

                              WACHOVIA SECURITIES